Exhibit 10.15

ADDENDUM
TO CLIENT LEASE
[RENT SUBSIDY]

    THIS LEASE, is made and entered into this 1st Day of February, 2007, by and between FLAGSHIP ENTERPRISE CENTER, INC., an Indiana not-for-profit corporation Altairnano Technologies, Inc., a Nevada Corporation, and Tenant an Indiana Limited Liability Corporation (hereinafter called "Tenant").

Witnesseth That:

Article I.
Leased Premises.

    Section 1.01. Lease and Description of Premises. Landlord, for and in consideration of the rent, covenants, agreements and conditions stated herein, does hereby lease to Tenant and Tenant does hereby lease from Landlord the following described premises (hereinafter referred to as the "Leased Premises") situated in the Flagship Enterprise Center Building located at 2701 Enterprise Drive, Flagship Business Park, Anderson, Indiana 46013 (hereinafter referred to as "Building") and including all that certain space, which is on the second floor of the Flagship Enterprise Center Building which is designated Suite #111 consisting of 440 square feet of space as shown in Exhibit "A." Because of the special nature of Landlord's building, Landlord has the option, in its sole discretion, to require Tenant to move to comparable space in the Building during the term of this Lease. Tenant may cancel with 30 day notice.

EXHIBIT "A"

FIRST FLOOR DIAGRAM – Suite 111

FLAGSHIP ENTERPRISE CENTER - FIRST FLOOR PLAN

Altairnano Addendum to Lease Agreement 20% 010207

EXHIBIT "B"

RENT SCHEDULE

Subsidized Rent /  20% Subsidy

	1st 12 months	2nd 12 months	3rd 12 months	4th 12 months	5th 12 months
Stipulated Fair Market Rent	$ 16.00	$17.00	$ 18.00	$ 19.00	$ 20.00

20% Rent Subsidy*	$ 3.20	$ 3.40	$ 3.60	N/A	N/A

Monthly Rent*	$ 12.80	$ 13.60	$ 14.40	$ 19.00	$ 20.00

Rent Calculation

During the first 12 months of this Lease, Tenant shall pay to Landlord, with respect to each calendar year or fractional calendar year, as the case may be, total rental payments in the monthly sum of Five Hundred Eighty Seven Dollars ($ 587.00), being the sum of: (a) Subsidized Rent of Four Hundred Seventy Dollars ($ 470.00) [being the product of $ 12.80, the subsidized annual rent per square foot, and 440square feet, the area of the Leased Premises, divided by 12 months]; and (b) common area monthly rent of One Hundred Seventeen Dollars ($ 117.00), representing a surcharge of twenty-five percent (25%) of the basic monthly rent to cover the Landlord's cost of maintaining and improving the common areas within the building.

During subsequent 12 Month periods of this Lease, by similar calculation, Tenant shall pay to Landlord, with respect to each calendar year or fractional calendar year, as the case may be, total rental payments as follows:

2nd 12 Months:	$ 623.00 / Month
3rd 12 Months:	$ 660.00 / Month
4th 12 Months	$ 871.00 / Month
5th 12 Months	$ 917.00 / Month

IN WITNESS WHEREOF, the said parties have hereunto set their hands and seals this 1st, day of February, 2007.

Altairnano Technologies, Inc.	Flagship Enterprise Center
LESSEE	LESSOR

BY:	BY:
Chief Financial officer	Arthur L. Patterson, Executive Director